Exhibit 99.1

NEWS RELEASE
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344 USA

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

March 1, 2006	Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

Fargo Electronics, Inc. Reports Fourth Quarter And Full Year 2005 Results

Net Sales Increase 12% for Year; Net Income Increases 31%

Minneapolis, MN (March 1, 2006) – Fargo Electronics, Inc. (NASDAQ: FRGO) today reported net sales of $21,029,000 for the fourth quarter ended December 31, 2005, an increase of 7% over the $19,668,000 reported in the fourth quarter of 2004.  Net income for the quarter was $2,511,000, an increase of 12% over the $2,237,000 in the same period last year.  Earnings per diluted share for the fourth quarter were $0.19 compared to $0.17 in the fourth quarter of 2004.

For the full year, net sales increased 12% to $81,028,000.  Operating income was $13,770,000, an increase of 27% over 2004. Net income for 2005 was $10,097,000, an increase of 31% over the $7,716,000 earned in 2004.  Earnings per diluted share for the year were $0.77 compared to $0.60 in 2004.  Sales, operating income and net income results were all records for the company.

“Our fourth quarter results completed a very successful year for Fargo”, commented Gary R. Holland, Fargo’s president and chief executive officer.  “We achieved record annual revenues while increasing operating margins and continuing to generate excellent cash flow.  Our continued investments in sales and marketing helped drive international growth and we significantly enhanced our software development capabilities.  Overall, we continue to execute on our strategy to provide end users with the most secure card identity solutions by offering secure printer/encoders linked with secure materials and secure software.”

Gross profit margins for the fourth quarter were 44% compared to 39% in the fourth quarter of 2004.  Gross margins in the quarter benefited from an improved cost position for printer/encoders, and the mix of product sales.  Fourth quarter 2004 margins were affected by large project business and the launch of new products.  Operating expenses were $5,786,000 compared to $4,665,000 last year.  The increase over 2004 is primarily due to higher compensation expense as a result of growth, increased marketing expenses and higher health insurance and professional fees.  Operating income for the quarter was $3,447,000, an increase of 15% over the $3,008,000 reported in 2004.

In fiscal 2005, Fargo:

•      Increased international revenues by 15% over 2004.

•      Increased the gross margin percent to 43% from 40% over 2004.

•      Increased the operating margin percent to 17% from 15% over 2004.

•      Generated $13.9 million cash from operations and finished the year with $36.5 million in cash.

•      Increased its United States patent portfolio to 67 with approximately 50 other patent applications pending.

Outlook

Fargo presently anticipates that earnings per diluted share for the first quarter of fiscal 2006 will be in the range of $0.13 to $0.15.  This includes an estimated $0.01 per diluted share for the expensing of stock options as required under SFAS No. 123 (R), Share-Based Payment.  Historically, the first quarter has been seasonally the company’s lowest revenue quarter.

Forward-looking Statements

Statements made in this report concerning our expectations about future results or events, are “forward-looking statements”. When used in this report, words such as “anticipate,” “believe,” “estimate,” “expect,” and “forecast” as they relate to us or our management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Such statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, and are necessarily subject to risks and uncertainties. Actual results may differ materially from those reflected in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors. These risks and uncertainties include, but are not limited to: product acceptance and customer demand for our card personalization systems and proprietary supplies; actions taken and alternative products marketed by our competitors; supplier relationships, including reliance on sole and single-source suppliers; manufacturing or design defects that we may discover after shipment; challenges in successfully implementing a new enterprise resource planning computer system; lack of inventories of component parts or finished goods; our focus on the identification card personalization market; continuing technological changes in our industry; our dependence on a distribution network and the reaction of this network to changes in distribution programs; domestic and international regulations and standards; our dependence on international sales and foreign suppliers; material changes in orders placed by large end users; challenges in effectively managing growth; our dependence on technologies we do not own; complex design that could result in manufacturing delays; protecting and enforcing our intellectual property rights; inadequate protection against infringement claims; the costs of implementing and complying with new regulations enacted in various countries requiring the reduction of hazardous substances in electrical and electronic equipment, including the European Union Waste Electrical and Electronic Equipment Directive and Restriction of Hazardous Substances Directive; and adverse economic and business conditions, including conditions resulting from the terrorist attack on the U.S. on September 11, 2001 and the resulting hostilities and the war with Iraq. For more detail of the risks, uncertainties and other factors that could affect our future operations and results, see our filings with the Securities and Exchange Commission, particularly the Annual Report on Form 10-K for the year ended December 31, 2004 and our Form 10-Q reports for 2005.

The Company assumes no obligation to update the forward-looking statements or any other information contained in this release.

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 100,000 systems in the U.S. and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, MN., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

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FARGO ELECTRONICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$36,475	$23,435
Accounts receivable, net	10,286	9,702
Inventories, net	6,178	6,219
Other current assets	460	271
Deferred income taxes	3,423	3,259

Total current assets	56,822	42,886

Equipment and leasehold improvements, net		2,026
	3,636
Deferred income taxes	14,360	16,966
Other	19	27

Total assets	$74,837	$61,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,225	$6,018
Accrued liabilities	3,666	2,806

Total current liabilities	9,891	8,824

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value; 50,000 shares authorized, 12,784 and 12,603 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	128	126
Additional paid-in capital	152,069	150,303
Accumulated deficit	(87,251)	(97,348)

Total stockholders’ equity	64,946	53,081

Total liabilities and stockholders’ equity	$74,837	$61,905

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net sales	$21,029	$19,668	$81,028	$72,393

Cost of sales	11,796	11,995	45,795	43,319

Gross profit	9,233	7,673	35,233	29,074

Operating expenses
Research and development	1,499	1,310	5,724	5,151
Selling, general and administrative	4,287	3,355	15,739	13,060

Total operating expenses	5,786	4,665	21,463	18,211

Operating income	3,447	3,008	13,770	10,863

Other income
Interest, net	327	87	884	193
Other, net	(6)	(2)	386	(2)
Total other income	321	85	1,270	191

Income before provision for income taxes	3,768	3,093	15,040	11,054

Provision for income taxes	1,257	856	4,943	3,338

Net income	$2,511	$2,237	$10,097	$7,716

Net income per common share
Basic earnings per share	$0.20	$0.18	$0.79	$0.62
Diluted earnings per share	$0.19	$0.17	$0.77	$0.60

Weighted average common shares outstanding
Basic	12,777	12,575	12,704	12,515
Diluted	13,145	12,966	13,072	12,869

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2005	2004

Cash flows from operating activities:
Net income	$10,097	$7,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,146	1,092
Provision for excess and obsolete inventory	333	107
Loss on disposal of equipment	16	2
Deferred income taxes	2,442	2,917
Tax benefit recognized for stock options	374	259
Changes in operating assets and liabilities
Accounts receivable	(584)	(2,687)
Inventories	(292)	(1,478)
Prepaid expenses and other assets	(189)	(53)
Accounts payable	(317)	2,156
Accrued liabilities	860	41

Net cash provided by operating activities	13,886	10,072

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(2,240)	(948)

Net cash used in investing activities	(2,240)	(948)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,394	866

Net cash provided by financing activities	1,394	866

Net increase in cash and cash equivalents	13,040	9,990

Cash and cash equivalents, beginning of period	23,435	13,445

Cash and cash equivalents, end of period	$36,475	$23,435

Significant noncash activities:
Purchases of equipment included in accounts payable	$524	$60

FARGO ELECTRONICS, INC.

SUPPLEMENTAL SALES INFORMATION

(In thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Secure printers/encoders	$8,351	$9,104	$31,673	$28,944
Secure materials	12,678	10,564	49,355	43,449

Total sales	$21,029	$19,668	$81,028	$72,393

Sales by Geographic Region

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
U.S.	$10,732	$10,921	$44,512	$40,544
International	10,297	8,747	36,516	31,849

Total sales	$21,029	$19,668	$81,028	$72,393